Exhibit 10.1

AMENDMENT 2005-1

TO THE OLD SECOND BANCORP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BY THIS AMENDMENT, effective December 30, 2005, the Old Second Bancorp, Inc. Supplemental Executive Retirement Plan (the “Plan”) is amended as follows:

1.                                      Section 3.2 of the Plan is amended by adding the following clause at the beginning of Section 3.2:

“Except as otherwise provided in Article V,”

2.                                      Article V is amended by adding the following provision to the end thereof:

“Notwithstanding any other provision of the Plan to the contrary, upon the termination of the Plan: (a) with respect to an Employee who has not received payment of any benefits under the Plan, the present value of the Employee’s Accrued Benefit shall be determined as of the termination effective date using an interest rate of 4.89% in such determination; (b) with respect to an Employee who has begun receiving payment of benefits under the Plan, the present value of all remaining payments shall be determined as of the termination effective date using an interest rate of 4.89% in such determination; and (c) all amounts determined under subsections (a) and (b) shall be paid in one lump sum to the Employees as soon as practicable at or following the termination effective date.  The mortality table used to determine the present value described in subsection (a) and (b) above will be the mortality table based upon a fixed blend of 50% of the unloaded male mortality rates and 50% of the unloaded female mortality rates underlying the mortality rates in the 94 GAR, projected to 2002.”

IN WITNESS WHEREOF, this Amendment has been executed this 24th day of October 2005.

OLD SECOND BANCORP, INC.

/s/ William B. Skoglund

By:	William B. Skoglund
Its:	President and Chief Executive Officer